Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Evercel, Inc.

We consent to the inclusion in the registration statement on Form S-3 of Evercel, Inc. of our report dated March 13, 2000 relating to the balance sheets of Evercel, Inc. as of December 31, 1999 and October 31, 1999 and 1998, and the related statements of income (loss), changes in shareholders' equity and cash flows for the two months ended December 31, 1999 and for each of the years in the three-year period ended October 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Evercel, Inc.

We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.



/S/ KPMG LLP
---------------------------
KPMG LLP

Stamford, Connecticut
January 5, 2001